Exhibit (c)(x) Project Picasso Confidential Discussion Materials Prepared for the Special Committee of the Board of Directors June 2024

– Draft for Discussion Purposes – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Picasso in connection with its evaluation of a proposed sale of Picasso and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Picasso and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Picasso. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Picasso or any other entity, or concerning the solvency or fair value of Picasso or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Picasso as to the future financial performance of Picasso, and at your direction Centerview has relied upon such forecasts, as provided by Picasso’s management, with respect to Picasso. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Picasso. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Picasso (in its capacity as such) in its consideration of theproposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Picasso or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– Draft for Discussion Purposes – Overview of Bain Proposal Submitted 6/2/2024 Offer Share Price $22.80 * DSO 214.8 Implied Equity Value $4,897 Plus: Net Debt (Q3'24E) $708 Implied Enterprise Value $5,605 Implied Premium / (Discount) Metric Premium Unaffected Price (5/7/24) $16.64 +37.0% 52-week High (Unaffected) $25.02 (8.9%) 52-week Low (Unaffected) $16.58 +37.5% 10-Day VWAP (Unaffected) $17.01 +34.0% 30-Day VWAP (Unaffected) $18.58 +22.7% 60-Day VWAP (Unaffected) $19.91 +14.5% 90-Day VWAP (Unaffected) $20.74 +10.0% Memo: Current Price $22.22 +2.6% Implied Enterprise Value Multiples (1) EV / Adjusted EBITDA (Consensus) CY 2024E $270 20.8x NTM (as of 6/30/24) 288 19.4x CY 2025E 307 18.3x (1) EV / Adjusted EBITDA (Management) CY 2024E $277 20.2x NTM (as of 6/30/24) 309 18.2x CY 2025E 327 17.1x Memo: No TRA Liability to be Paid 2 Source: Picasso management, Bloomberg and FactSet as of June 4, 2024. Note: Picasso DSO as of 6/4/24 and balance sheet as of 9/30/24 per Picasso management estimate (balance sheet conforms to proposal letter). (1) Unburdened by stock-based compensation expense. NTM EBITDA as of 6/30/24.

– Draft for Discussion Purposes – Summary of Party Engagement Sponsors Strategics Initial Engagement 10 5 (15) Executed NDA, Management Presentation 81 and/or Deep Dive Meetings (9) Conducted extensive Non-Binding financial diligence as Proposals well as follow up Other 2 1 (Written & sessions on product Verbal) development, tech stack and R&D spend 3

– Draft for Discussion Purposes –

Overview of Valuation Methodologies

Methodology		Description
For Reference	52-Week Trading Range	▪ Range of closing share prices for Picasso stock over the 52 weeks ending 5/7/2024 *(unaffected date)*
For Reference	Analyst Price Targets	▪ Price targets for Picasso per recent Wall Street analyst research reports as of latest available date
For Reference	Premia Paid	▪ 1-day price premiums of announced or closed transactions with $1-10bn in implied Equity Value involving U.S. targets[(1)]
Trading Multiples	EV / NTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Picasso Management Plan NTM EBITDA
Precedent Transactions	EV / NTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Picasso Management Plan NTM EBITDA
Discounted Cash Flow Analysis *(Including Value of TRA Benefits)*		▪ Picasso Management Plan; includes value of TRA tax benefits retained by shareholders ▪ Assumes terminal EBITDA multiples of 15.0x – 19.0x ▪ Weighted Average Cost of Capital of 12.25% – 15.25%

Source: Picasso management, Wall Street research, FactSet and Bloomberg.

(1) Per S&P Capital IQ. Excludes transactions in the Energy, Materials, Financials, Utilities and Real Estate industries, and transactions with negative premium.

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– Draft for Discussion Purposes – Picasso Valuation Analysis Methodology Relevant Metrics Implied Share Price Range Low (5/3/2024) / 52-Week High (2/9/2024) $16.58 $25.02 Trading Range (Unaffected Date) For Analyst Low / High $20.00 $31.00 Reference Price Targets (Latest Available Reports) 15.0% - 50.0% Premium Premia Paid $19.15 $24.95 (to Unaffected Price) Trading EV / NTM 17.0x – 21.0x NTM Adj. $21.15 $26.85 Multiples Adj. EBITDA EBITDA of $309mm Precedent EV / NTM 18.0x – 22.0x NTM Adj. $22.60 $28.25 Transactions Adj. EBITDA EBITDA of $309mm Discounted Cash WACC: 12.25% – 15.25% Flow Analysis Terminal NTM EBITDA $21.65 $33.80 (Including Value of TRA Benefits) Multiple: 15.0x – 19.0x Bain Proposal 6/2/2024 $22.80 Source: Picasso management, public filings, CapitalIQ, FactSet and Bloomberg. 5 Note: Dollars in millions except per share amounts. Balance sheet as of 9/30/2024 per Picasso management estimate. Fully diluted share count as of 6/4/24 inclusive of MIUs. EBITDA figures unburdened by stock-based compensation expense. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 6/30/24.

– Draft for Discussion Purposes – Share Price Performance Over Time Indexed Share Price Performance –Two Years Prior to Unaffected Date $32 $30 $28 Picasso 52-Week High (2/9/24): $25.02 $26 Current (Memo): $24 $22.22 +66% $22 $20 +45% $18 +33% $16.64 $16 Picasso 52- +24% Week Low $14 Picasso (5/3/24): $13.42 unaffected $16.58 $12 price $10 $8 $6 $4 Picasso S&P 500 NASDAQ $2 $0 May-22 Oct-22 Mar-23 Aug-23 Jan-24 Jun-24 6 Source: FactSet as of June 4, 2024. Note: Prices indexed to Picasso as of May 9, 2022. Unaffected date as of May 7, 2024.

– Draft for Discussion Purposes – Research Analyst Price Targets As of 5/7/24 Prem. to Pre Earnings Broker Price Target Valuation Methodology Unaff. SP Price Targets $31.00 86.3% 23.5x EV / CY'25E EBITDA $30.00 $30.00 80.3% 22.0x EV / FY'25E EBITDA supported by DCF $30.00 $27.00 62.3% DCF (11.7% WACC, 3.5% TGR) $27.00 24.0x EV / FCF on Q5 - Q8 estimates $26.00 56.3% $30.00 Lowered from 27x based on lower peer multiples 56.3% 7.5x EV / FY'24E Revenue $26.00 $26.00 $25.00 50.2% EV / CY'24E EBITDA $30.00 6.5x EV / CY'25E Revenue 44.2% $29.00 $24.00 Downward revision given peer group multiple compression 18.0x EV / CY'25E EBITDA 38.2% $28.00 $23.00 Reduced multiple from 21x CY’25E EBITDA 7.0x EV / CY'24E Revenue 32.2% $27.00 $22.00 Lowered from 8x based on peer group multiple contraction 32.2% 18x EV / '25E EBITDA and 27x EV / '25E FCF $26.00 $22.00 21.6x EV/ CY'25E FCF 20.2% $25.00 $20.00 Multiple based on regression of peers Median $25.00 50.2% $28.00 Buy Hold 7 Source: Wall Street research, Bloomberg and FactSet.

– Draft for Discussion Purposes – 10 Year Management Plan Summary Management Plan Summary Fiscal Year Ending December 31 FY'23A FY'24 FY'25 FY'26 FY'27 FY'28 FY'29 FY'30 FY'31 FY'32 FY'33 FY'34 Revenue $698 $788 $874 $975 $1,093 $1,231 $1,392 $1,552 $1,707 $1,852 $1,977 $2,076 % Growth 10.6% 12.9% 10.9% 11.6% 12.1% 12.6% 13.1% 11.5% 10.0% 8.5% 6.7% 5.0% Adjusted Gross Profit $491 $559 $623 $701 $793 $900 $1,020 $1,141 $1,258 $1,367 $1,461 $1,536 % Margin 70.4% 70.9% 71.3% 71.9% 72.5% 73.1% 73.3% 73.5% 73.7% 73.8% 73.9% 74.0% R&D $87 $98 $106 $116 $126 $138 $152 $167 $179 $185 $193 $197 S&M 109 122 132 143 157 174 192 210 226 235 242 249 G&A 626259 6470758187 9397 101 104 Adj. EBITDA (Unburd. SBC) $232 $277 $327 $378 $439 $513 $595 $677 $760 $849 $925 $986 % Margin 33.2% 35.1% 37.4% 38.8% 40.1% 41.7% 42.8% 43.7% 44.5% 45.9% 46.8% 47.5% Stock-Based Compensation 63 87 96 107 120 135 153 171 188 204 218 228 D&A 130 146 156 154 155 155 165 155 152 150 147 144 Δ Deferred Revenue 33 40 53 59 68 81 93 103 114 123 132 138 Δ NWC (21) (18) (17) (20) (24) (28) (32) (36) (39) (43) (46) (48) Capital Expenditures 2 5 5 6 7 7 8 9 10 11 12 12 Capitalized R&D 394144 4649525963 666868 67 (1) – 10– –– ––– ––– – Other Source: Picasso management. 8 Note: Dollars in millions. Reflects management forecast received by Centerview on 5/6/24. (1) Includes India office expansion and incremental Q4’24 $5mm payment related to SchoolMessenger acquisition.

– Draft for Discussion Purposes –

Selected Public Comparables

		CY'23A-'25E CAGR		EBITDA Mgn.	EV / EBITDA
Company Name	**Enterprise Value ($bn)**	**Revenue**	**EBITDA**	**CY'24E**	**NTM**
Picasso *(Mgmt., Unaffected)*	$4.3	11.9%	18.7%	35.1%	14.6x
Picasso *(Consensus, Unaffected)*	$4.3	11.9%	15.1%	34.2%	15.2x
Veeva	$24.6	13.5%	19.9%	40.0%	21.5x
Tyler Technologies	21.4	9.3%	14.5%	26.6%	35.7x
AspenTech	13.0	8.5%	5.3%	40.3%	26.1x
Guidewire	8.9	11.5%	82.1%	13.5%	53.6x
CCC	8.3	9.1%	10.9%	41.4%	20.2x
Appfolio	8.2	22.1%	63.1%	26.2%	35.9x
Instructure *(Unaffected)*[(1)]	4.2	7.1%	12.7%	41.2%	14.6x
Q2	4.0	10.8%	38.9%	16.3%	31.7x
NCINO	3.6	14.6%	38.5%	17.3%	34.4x
Docebo	1.0	18.3%	68.1%	15.2%	27.0x
Peer Median		**11.2%**	**29.2%**	**26.4%**	**29.3x**
		% Discount - Picasso Cons. EV / NTM EBITDA vs. Peer Median			*(48%)*

Source: Picasso management, public filings and FactSet as of June 4, 2024.
Note: All figures in USD. Picasso balance sheet and share count figures as of 10-K filing on 3/1/24; share price and estimates as of 5/7/24. EBITDA figures unburdened by stock-based compensation expense. Debt figures reflect face value. Convertible notes treated on an as-converted basis. TRA liabilities not included as debt-like item. Excludes operating leases. Peer NTM metrics reflect NTM as of 6/4/24, except for Instructure which reflects NTM as of unaffected date (5/17/24).
(1) Instructure growth figures are pro forma for Parchment acquisition. All metrics as of unaffected date (5/17/24); current affected multiple is 15.5x.

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– Draft for Discussion Purposes – Multiple Evolution Over Time EV / NTM EBITDA – Two Years to Unaffected Date 60x Avg. EV / NTM EBITDA (to Unaffected) Picasso Peer Median Instructure L2Y L1Y YTD Picasso 20.6x 20.0x 19.1x Peer Median 29.2x 30.7x 31.0x 50x Mult. Discount (8.6x) (10.7x) (12.0x) % Discount (30%) (35%) (39%) Memo: Instructure 18.0x 17.0x 15.1x Memo: % Prem. +15% +18% +26% 40x Peer current multiple 29.3x 30x 29.8x Picasso unaffected 20x mult. (5/7/24) 18.5x 16.1x 15.2x 14.6x INST unaffected 10x mult. (5/17/24) 0.0x May-22 Oct-22 Mar-23 Aug-23 Jan-24 Jun-24 Source: FactSet as of June 4, 2024 10 Note: Peer median includes Veeva, Tyler Technologies, AspenTech, Guidewire, Appfolio, CCC, Q2, Instructure, NCINO and Docebo. Unaffected date as of May 7, 2024. Excludes peer multiples that are negative or higher than 125x. Instructure multiple held constant after 5/17/24 (unaffected date). Instructure multiple includes impact of Parchment acquisition from the first day that consensus includes Parchment in EBITDA estimates (2/21/24).

– Draft for Discussion Purposes –

Selected Precedent Transactions

Annc. Date	Acquirer	Target	TEV ($bn)	EV / NTM Sales	EV / NTM EBITDA	NTM EBITDA Margin	2-Yr Fwd. Sales CAGR
1/25/24	Roper Technologies	Procare	$1.8	6.7x[1]	18.4x[1]	36.5%	*"Mid-Teens"*
4/27/23	Deutsche Boerse	SimCorp	3.9	6.4	26.4	24.1%	8.2%
8/30/22	Roper Technologies	Frontline	3.4	9.1[2]	19.3[2]	47.3%	*"High Single Digits"*
4/7/22	Brookfield	CDK Global	8.3	4.4	11.7	37.9%	5.9%
8/5/21	Clearlake Capital Group	Cornerstone On Demand	5.2	5.9	15.9	37.2%	9.0%
2/10/21	Tyler Technologies	NIC	2.3	4.7	18.5	25.2%	1.3%
2/4/21	Insight / Stone Point	CoreLogic	6.0	4.6	12.7	36.4%	0.7%
12/21/20	Thoma Bravo	RealPage	10.2	8.2	28.7	28.4%	10.9%
8/13/20	Roper Technologies	Vertafore	5.4	9.1	18.4	49.2%	n.a.
2/14/20[3]	Thoma Bravo	Instructure	2.0	6.2	n.a.	n.a.	17.4%
	Mean			**6.5x**	**18.9x**	**35.8%**	**7.6%**
	Median			**6.3**	**18.4**	**36.5%**	**8.2%**

Source: Public filings and materials, FactSet.
(1) TEV and financial metrics per acquiror investor materials. TEV includes $110mm of estimated tax benefits. NTM multiples based on figures for 12 month period ending 3/31/25. Excluding tax benefits, EV / NTM Sales would be 7.2x and EV / NTM EBITDA multiple would be 19.6x. Forward growth guidance per management commentary on 4/26/24.
(2) TEV and financial metrics per acquiror investor materials. TEV includes $350mm of estimated tax benefits. NTM multiples based on 2023E figures. Excluding the tax benefits, the EV / Sales multiple would be 10.1x and the EV / EBITDA multiple would be 21.3x. Growth outlook based on Wall Street analyst commentary.
(3) TEV and financial metrics per acquiror investor materials. NTM multiples based on figures for 2021E.

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– Draft for Discussion Purposes – Picasso Discounted Cash Flow Analysis Unlevered Free Cash Flow Detail Fiscal Year Ending December 31 Terminal (1) FY'24 FY'25 FY'26 FY'27 FY'28 FY'29 FY'30 FY'31 FY'32 FY'33 FY'34 Year (NTM) Revenue $788 $874 $975 $1,093 $1,231 $1,392 $1,552 $1,707 $1,852 $1,977 $2,076 $2,180 % Growth 12.9% 10.9% 11.6% 12.1% 12.6% 13.1% 11.5% 10.0% 8.5% 6.7% 5.0% 5.0% Adj. EBITDA (Unburd. SBC) $277 $327 $378 $439 $513 $595 $677 $760 $849 $925 $986 $1,036 % Margin 35.1% 37.4% 38.8% 40.1% 41.7% 42.8% 43.7% 44.5% 45.9% 46.8% 47.5% 47.5% (-): Stock-Based Compensation (87) (96) (107) (120) (135) (153) (171) (188) (204) (218) (228) (-): Cash Taxes (excl. TRA) (28) (36) (46) (57) (72) (88) (104) (121) (141) (157) (170) +/(-): Change in NWC 2235394454616874818690 (-): CapEx & Capitalized R&D (46) (49) (52) (56) (60) (68) (72) (76) (79) (80) (80) (2) (-): Other (10) –––– ––– ––– Unlevered Free Cash Flow $128 $181 $212 $250 $300 $347 $398 $449 $507 $557 $598 (3) Enterprise Value ($bn) Share Price Implied Perpetuity Growth Rate NTM Exit Multiple NTM Exit Multiple NTM Exit Multiple Discounted 15.0x 17.0x 19.0x 15.0x 17.0x 19.0x 15.0x 17.0x 19.0x Cash Flow Sensitivities 12.25% $6.7 $7.3 $8.0 12.25% $27.85 $30.80 $33.70 12.25% 7.8% 8.3% 8.7% (Excludes impact 13.75% 6.0 6.5 7.1 13.75% $24.50 $27.00 $29.55 13.75% 9.3% 9.8% 10.2% of TRA) 15.25% 5.3 5.8 6.3 15.25% $21.55 $23.75 $26.00 15.25% 10.7% 11.2% 11.6% Source: Picasso management. Note: Figures in $mm unless otherwise noted, except for per share figures. Picasso balance sheet as of 9/30/24 per Picasso management estimate and share count as of 6/4/24. EBITDA figures unburdened by stock-based compensation expense. Assumes mid-year discounting. Excludes impact of TRA. Share prices rounded to nearest $0.05. 12 (1) Assumes valuation date of 9/30/2024; discounted cash flows only include Q4 cash flows from 2024. Q4’24 UFCF of $26mm. (2) Includes India office expansion and incremental Q4’24 $5mm payment related to SchoolMessenger acquisition. (3) Implied perpetuity growth rate calculated based on FY’34E unlevered free cash flow. WACC WACC WACC

Appendix

– Draft for Discussion Purposes –

Overview Of Various Vertical Addressable Markets

	Picasso	Instructure	AppFolio	CCC	Q2	nCino	Veeva	Tyler	Guidewire	Docebo	AspenTech
Vertical / Use Case Focus	K-12	K-12 + Higher Ed.	Real Estate	Auto Insurance	Financial Institutions	Financial Services	Life Sciences	Public Sector(1)	P&C Insurance	Learning Mgt.	Industrial Automation
Stated TAM	$10.5bn *U.S. / Canada* *+Int.'l $15bn + Personal Ed. $75bn*	$8bn *Global LMS + $6bn Global Non-Trad. LMS* *+$38bn expansion + Parchment*	$5bn - $9bn(2) *Residential units and community association units*	$10bn+ *Digitizing Claims $6bn*	$17bn *Regional & Community Financial Institutions (e.g., banks & credit unions)*	$18.7bn *Americas $10.3bn* *EMEA $6.1bn* *APAC $2.3bn*	$20bn+ *Commercial, clinical, quality, regulatory & safety*	$21bn *88k+ local govt.*	~$25bn *"pure-play" TAM for insurance industry(2)*	$25bn *N. Am $9.1bn* *EMEA $8.4bn* *RoW $7.5bn*	~$60bn(2) *Industrial Automation*
Customer Profile	17,000 customers *Individual schools, school districts and states(3)*	8,085 customers *Higher Ed., continuing Ed., K-12 districts*	19,737 customers	35,000 customers *300 insurance, 29.5k collision repair, 5k part suppliers*	1,400+ customers *Regional & community FIs with ~22mm accounts*	1,800 customers	1,432 customers	40k client installations 13k client locations	580 customers *Insurance companies across size spectrum*	SMB, Mid-Market, Large Enterprises	3,000 customers *O&G, chemicals, E&C, Utilities, Metals & Mining, Pharma*
Annual Revenue Per Customer	~$41k	~$65k	~$31k	~$25k	~$445k	~$265k	~$1,650k	n/a	~$1,560k	n/a	~$350k

Source: Public filings, Wall Street research.
(1) Includes: Public Administration, Courts & Public Safety, Schools, Data & Payments, Health & Human Services.
(2) Per Wall Street research.
(3) Representing over 80% of all K-12 students in the U.S. and Canada.

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– Draft for Discussion Purposes – Picasso WACC Analysis Peer Unlevered Beta WACC Calculation (1) Market Debt / Beta Company Debt Cap. Equity Levered Unlevered Cost of Equity Q2 $495 $3,893 13% 2.20 2.01 20Y U.S. Treasury Yield 4.6% NCINO 54 3,708 1% 1.86 1.84 Unlevered Beta 1.35 Docebo – 1,111 0% 1.45 1.45 Target Debt / Equity 2% Veeva – 29,379 0% 1.43 1.43 Levered Beta 1.38 (2) Tyler Technologies 600 20,955 3% 1.41 1.38 7.2% LT U.S. Historical Risk Premium (2) Appfolio – 8,482 0% 1.33 1.33 1.0% Size Premium Guidewire 400 9,436 4% 1.30 1.26 Cost of Equity 15.4% CCC 782 7,702 10% 0.75 0.69 AspenTech – 13,139 0% 0.69 0.69 Cost of Debt (5) (3) Instructure (Unaffect.) 1,173 3,072 18% 0.75 0.67 7.4% Pre-Tax Cost of Debt Peer Median 2% 1.37 1.35 Tax Rate 25.0% $838 $3,499 24% 1.14 0.97 After-Tax Cost of Debt 5.5% Picasso (Unaffected) Memo: Debt / Capital 2% (4) WACC Sensitivity 15.2% WACC Debt / Unlevered Beta Sensitivity Equity 1.00 1.09 1.18 1.27 1.35 –% 12.7% 13.3% 13.9% 14.6% 15.2% 10% 12.5% 13.1% 13.8% 14.4% 15.0% 20% 12.4% 13.0% 13.6% 14.2% 14.8% 30% 12.3% 12.9% 13.5% 14.1% 14.7% Source: Picasso management, KPMG, public filings, Bloomberg and FactSet as of June 4, 2024. Note: Figures in $mm unless otherwise noted, except for per share figures. Picasso balance sheet and share count figures as of 10-K filing on 3/1/24; Picasso beta as of unaffected date (5/7/2024). (1) Represents two-year unadjusted weekly average beta. Unlevered betas assume 25% tax rate for each company, except for Docebo which assumes 26.5%. (2) Duff & Phelps, 2023. Size premium reflects companies with market capitalization between $3.0bn and $4.6bn. (3) Reflects BofA B 15 corporate index effective yield. (4) WACC equals ((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)). (5) Instructure debt to equity metric (and corresponding unlevered beta calculation) reflects average debt to equity over prior 8 quarters. INST beta as of INST unaffected date (5/17/2024).

– Draft for Discussion Purposes – Treasury Yields Over Time US 20-Year Treasury Yield – Last 1 Year 6.0% 20-Year US Treasury Yield Min. Avg. Max. Last 1 Month 4.6% 4.7% 4.8% Last 3 Months 4.4% 4.7% 4.9% 5.5% Last 6 Months 4.1% 4.5% 4.9% Last 1 Year High: 5.3% Last 9 Months 4.1% 4.6% 5.3% Last 1 Year 4.0% 4.5% 5.3% 5.0% 4.6% 4.5% 4.0% 4.0% Last 1 Year Low: 4.0% 3.5% 3.0% Jun-23 Jul-23 Sep-23 Nov-23 Dec-23 Feb-24 Apr-24 Jun-24 16 Source: Federal Reserve as of June 4, 2024.

– Draft for Discussion Purposes – TRA Benefit Discounted Cash Flow Analysis Reflects tax benefits of asset step-up during IPO captured through Picasso’s modified Up-C structure; Class A Shareholders retain 15% of TRA tax benefits Cash Flow Benefit of Tax Receivable Agreement (TRA) Fiscal Year Ending December 31 (1) FY'24 FY'25 FY'26 FY'27 FY'28 FY'29 FY'30 FY'31 FY'32 FY'33-'44 Total TRA Benefit $20 $22 $33 $42 $46 $33 $28 $20 $14 $99 x 15% 15.0% 15.0% 15.0% 15.0% 15.0% 15.0% 15.0% 15.0% 15.0% 15.0% TRA Benefit to Shareholders $3 $3 $5 $6 $7 $5 $4 $3 $2 $15 TRA Benefit to Shareholders - Sensitivities Present Value (2) Value Per Share ($mm) 12.25% $28 $0.14 13.75% 26 $0.13 15.25% 25 $0.12 Source: Picasso Tax Asset Projection. Note: Dollars in millions. Illustrative valuation date of 9/30/2024. Assumes mid-year discounting. 17 (1) Assumes valuation date of 9/30/2024; TRA benefit calculation only includes Q4 cash flows from 2024. Assumes FY’24 TRA benefit evenly prorated across the year. (2) Assumes value per share based on Picasso basic shares outstanding as of 6/4/24. WACC

– Draft for Discussion Purposes – 1-Day Premiums § Reflects announced or closed transactions involving U.S. targets since 2014 § Includes only transactions where implied equity between is between $1bn and $10bn § Excludes transactions in Energy, Materials, Financials, Utilities and Real Estate industries (1) 1-Day Premium – N = 405 48% 24% 13% 25th Percentile Median 75th Percentile Source: S&P Capital IQ as of June 4, 2024. 18 Note: Screening criteria includes all cash announced and closed transactions involving U.S. targets, where the implied equity value is between $1bn and $10bn. Sample set excludes transactions in the Energy, Materials, Financials, Utilities and Real Estate industries. Also excludes transactions where premium was negative.

– Draft for Discussion Purposes –

Quarterly Cash Flow and Balance Sheet Trends


Cash Flow from Operating Activities
$174 $20 ($65) ($16) $187 $42 ($60) ($33) $220 $43 ($90) ($26) $277 $52
Revolver
$30 $70 $10 $10 $125 $165
Term Loan
$754 $752 $750 $748 $746 $744 $742 $740 $838 $838 $836 $834 $832 $830
Net Debt
$663 $665 $756 $802 $637 $607 $678 $722 $525 $799 $943(1) $988 $708 $677
Δ = ($165)
Δ = ($197)
Δ = ($280)
Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1A Q2 Q3 Q4
2021A
2022A
2023A
2024E

Source: Picasso filings, Picasso management.
(1) $300mm acq. of SchoolMessenger closed in Q4'23.

CENTERVIEW PARTNERS

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– Draft for Discussion Purposes – Picasso Capitalization Summary Picasso Capitalization Summary Price Per Share (Offer) $22.80 Basic Shares Outstanding (mm) 203.7 Restricted Stock Units 8.3 Issue / Participation Performance Stock Units Amount Payout Factor 0.5 Threshold Market-Share Units - Tranche 1 0.5 $19.48 1.17x 0.6 Market-Share Units - Tranche 2 0.4 $20.90 1.09x 0.4 Management Incentive Units 2.7 $12.11 n.m. 1.3 Fully Diluted Shares Outstanding 214.8 Equity Value ($mm) $4,897 20 Source: Picasso management. Note: Figures in $mm unless otherwise noted, except for per share figures. Share count as of 6/4/24.

– Draft for Discussion Purposes – Projections vs. Consensus: Key Items (Unaffected Date) (1) 2024E 2025E 2026E # of Est = 13 # of Est = 12 # of Est = 3 +0.1% +0.1% (0.2%) $947 $974 $975 $994 $893 $874 $864 $873 $787 $788 $789 $791 Revenue Low Mgt. Consensus High Low Consensus Mgt. High Low Consensus Mgt. High # of Est = 6 # of Est = 5 # of Est = 3 +0.2% +0.1% +1.3% $700 $701 $710 $682 $615 $622 $623 $605 Adjusted $550 $558 $559 $559 Gross Profit Low Consensus Mgt. High Low Consensus High Mgt. Low Consensus Mgt. High # of Est = 12 # of Est = 11 # of Est = 3 +8.0% +6.4% +2.6% $378 $357 $350 $343 $327 $314 $307 $298 $277 $268 $270 $271 Adjusted EBITDA Low Consensus High Mgt. Low Consensus High Mgt. Low Consensus High Mgt. Source: Picasso management and FactSet. 21 Note: Dollars in millions. Estimates as of 5/7/2024 (unaffected date). (1) Reflects average of Goldman Sachs, UBS and Barclays 2026 estimates.